Exhibit 11



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Endo Pharmaceuticals Holdings Inc.
Statement Regarding Computation of Per Share Earnings


                                                               Three Months Ended              Six Months Ended
                                                                    June 30,                       June 30,
                                                            --------------------------------------------------------

                                                              2001            2000            2001           2000
                                                              ----            ----            ----           ----
Numerator:
Net income (loss) available to common stockholders           $2,928           $608         $(11,310)       $(16,986)
                                                             ======           ====         =========       =========

Denominator:
For basic per share data - weighted average shares         89,138,950      71,328,424      89,138,950     71,326,680
Effect of dilutive stock options                               73,565          -               -               -
                                                           ----------      ----------      ---------      ----------

For diluted per share data                                 89,212,515      71,328,424      89,138,950     71,326,680
                                                           ==========      ==========      ==========     ==========

Basic income (loss) per share
                                                              $.03            $.01           $(.13)         $(.24)
                                                              ====            ====           ======         ======
Diluted income (loss) per share
                                                              $.03            $.01           $(.13)         $(.24)
                                                              ====            ====           ======         ======


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